FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): February 18, 2009
Expedia, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-51447	20-2705720
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)

333 108th Avenue NE, Bellevue, Washington	98004
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (425) 679-7200
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On February 18, 2009, the Credit Agreement, dated as of July 8, 2005, among Expedia, Inc., a Delaware corporation (the “Company”); Expedia, Inc., a Washington corporation (successor to Hotels.com, a Delaware corporation); Travelscape, Inc., a Nevada corporation (successor to Travelscape, Inc., a Nevada corporation); Hotwire, Inc., a Delaware corporation; the other Borrowing Subsidiaries from time to time party thereto; the Lenders from time to time party thereto; Bank of America, N.A., as Syndication Agent; Wachovia Bank, N.A. and The Royal Bank of Scotland PLC, as Co-Documentation Agents; JPMorgan Chase Bank, N.A., as Administrative Agent; and J.P. Morgan Europe Limited, as London Agent, as amended by the First Amendment dated as of December 7, 2006, the Second Amendment dated as of December 18, 2006 and the Third Amendment dated as of August 7, 2007 (the “Credit Agreement”), was further amended by the Fourth Amendment (the “Amended Credit Agreement”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Credit Agreement or Amended Credit Agreement, as appropriate.
     The amendment of the Credit Agreement had no effect on the size or maturity of the credit facility, the commitments of the lenders thereunder or the letters of credit currently outstanding thereunder.
     Under the Amended Credit Agreement, the Company is required to maintain (1) a Leverage Ratio of no greater than 2.75 to 1.00 at all times, and (2) a ratio of Consolidated EBITDA to Consolidated Cash Interest Expense of no less than 3.25 to 1.00 for any period of four consecutive fiscal quarters. These requirements replace the requirements in the Credit Agreement that previously required the Company to maintain a Leverage Ratio of no greater than 3.00 to 1.00 at the end of any fiscal quarter and maintain a Consolidated Net Worth equal to or greater than the sum of $3.5 billion and, commencing with the fiscal quarter beginning on October 1, 2007, under specified circumstances, 50% of the Company’s Consolidated Net Income.
     The Fourth Amendment also amends covenants that provide for, among other things, limitations on subsidiary indebtedness, limitations on liens and sale/leaseback transactions, limitations on dividends or other distributions in respect of equity interests and repurchases of equity interests, and limitations on agreements restricting the ability to create liens or pay dividends or other distributions. The Fourth Amendment also amends certain definitions, including the definition of Consolidated EBITDA.
     The Company paid the lenders a customary fee for entering into the Fourth Amendment. In addition, fees and interest rates under the Amended Credit Agreement increased.
     The foregoing summary is qualified in its entirety by reference to the Fourth Amendment, which is filed as Exhibit 10.1 to this report and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits
(d) Exhibits
10.1	Fourth Amendment, dated as of February 18, 2009, to the Credit Agreement dated as of July 8, 2005, as amended by the First Amendment dated as of December 7, 2006, the Second Amendment dated as of December 18, 2006 and the Third Amendment dated as of August 7, 2007, among Expedia, Inc., a Delaware corporation; Expedia, Inc., a Washington corporation (successor to Hotels.com, a Delaware corporation); Travelscape LLC, a Nevada limited liability company (successor to Travelscape, Inc., a Nevada corporation); Hotwire, Inc., a Delaware corporation; the other Borrowing Subsidiaries from time to time party thereto; the Lenders from time to time party thereto; Bank of America, N.A., as Syndication Agent; Wachovia Bank, N.A. and The Royal Bank of Scotland PLC, as Co-Documentation Agents; JPMorgan Chase Bank, N.A., as Administrative Agent; and J.P. Morgan Europe Limited, as London Agent.

          SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXPEDIA, INC.
Date: February 19, 2009	By:	/s/ Michael B. Adler
		Name:	Michael B. Adler
		Title:	Chief Financial Officer

EXHIBIT INDEX
10.1	Fourth Amendment, dated as of February 18, 2009, to the Credit Agreement dated as of July 8, 2005, as amended by the First Amendment dated as of December 7, 2006, the Second Amendment dated as of December 18, 2006 and the Third Amendment dated as of August 7, 2007, among Expedia, Inc., a Delaware corporation; Expedia, Inc., a Washington corporation (successor to Hotels.com, a Delaware corporation); Travelscape LLC, a Nevada limited liability company (successor to Travelscape, Inc., a Nevada corporation); Hotwire, Inc., a Delaware corporation; the other Borrowing Subsidiaries from time to time party thereto; the Lenders from time to time party thereto; Bank of America, N.A., as Syndication Agent; Wachovia Bank, N.A. and The Royal Bank of Scotland PLC, as Co-Documentation Agents; JPMorgan Chase Bank, N.A., as Administrative Agent; and J.P. Morgan Europe Limited, as London Agent.